Exhibit 10.15

[Morgan Stanley logo]                      1585 BROADWAY
                                           NEW YORK, NY 10036-8293

                                                               November 27, 2007

                      CUSTOMER FX PRIME BROKERAGE AGREEMENT

Ladies and Gentlemen:

      In consideration of Morgan Stanley & Co. Incorporated ("Morgan Stanley") agreeing to act as prime broker of each entity specified in Annex B attached hereto (severally, and not jointly, each a "Customer") with respect to FX Transactions executed by Advisor with one or more Executing Dealers and given up to Morgan Stanley in accordance with the terms of this Agreement, each Customer hereby agrees as follows:

1.    DEFINITIONS

o "Advisor" means any third-party commodity trading advisor listed on Annex B. If Customer directs Morgan Stanley to accept trading instructions from an Advisor, unless otherwise agreed in writing, Customer hereby appoints such Advisor as Customer's agent for the purpose of receiving all communications, notices and requests for instructions related to this Agreement and the transactions effectuated pursuant to this Agreement, including, without limitation, margin calls and any trading information or advice (subject to Section 6(b) hereof). Advisor is authorized to access and use electronic services, facilities and information provided electronically, including but not limited to electronic trading systems, and on behalf of Customer, to agree to the terms and conditions regarding such use and to enter into electronic trading agreements. Customer hereby agrees to indemnify and hold Morgan Stanley harmless from and to pay Morgan Stanley promptly on demand any and all losses arising from Customer's appointment of Advisor; Morgan Stanley shall be protected in continuing to act in reliance on the appointment of the Advisor until Morgan Stanley receives written notice thereof; and termination of the appointment of the Advisor shall not affect any liability in any way resulting from transactions initiated prior to such termination. This indemnity is in addition to (and in no way limits or restricts) any rights which Morgan Stanley may have under this Agreement.

o "Agreement" means this document along with all annexes to this document.

o "Collateral" means any and all collateral, margin or other credit support provided by Customer in accordance with and pursuant to the terms of the Master Agreement between Customer and Morgan Stanley as security for Customer's obligations under outstanding Customer FX Transactions and other FX Transactions governed under such Master Agreement, including any applicable master cross-entity margining and netting agreement.

o "Customer FX Transaction" means an FX Transaction entered into between Customer and Morgan Stanley to offset a Give-Up Transaction.

o "Dollar Value means with respect to an amount of currency at any time (i) if such currency is U.S. Dollars, such amount and (ii) in all other cases, the amount of U.S. Dollars which could be purchased at the market rate prevailing at such time against delivery of such amount of currency on a specified settlement date. Such rate shall be determined by Morgan Stanley (in good faith and in a commercially reasonable manner) to be the market rate available to Morgan Stanley at such time in the New York foreign exchange market (or, at the reasonable election of Morgan Stanley, in the foreign exchange market of any other financial center in which the currency is traded and which is then open for business) for the purchase or, as the case may be, sale of one currency against another currency for delivery on a specified date using the spot or forward rate as designated in the Notice. If Morgan Stanley is unable to obtain a market rate pursuant to the preceding sentence, Morgan Stanley will determine the rate in good faith and in a commercially reasonable manner.

o "Executing Dealers" means dealers in the foreign exchange market, other than Morgan Stanley, with which Advisor on behalf of Customer executes Give-Up Transactions, subject to the terms and conditions of this Agreement.

o "FX Transaction" shall have the meaning set out in the 1998 FX and Currency Option Definitions as published by the International Swaps and Derivatives Association, Inc., the Emerging Markets Traders Association and The Foreign Exchange Committee.

o "Give-Up Agreement" means the Master FX Give-Up Agreement between Morgan Stanley and each Executing Dealer regarding the execution of Give-Up Transactions.

o "Give-Up Notice" means a notice in the form attached as an exhibit to the Give-Up Agreement between Morgan Stanley and an Executing Dealer setting forth specific limitations and parameters for the execution of Give-Up Transactions by a particular Advisor on behalf of Customer with such Executing Dealer.

o "Give-Up Transaction" means any FX Transactions that are executed between Advisor on behalf of Customer and an Executing Dealer and given up to Morgan Stanley, as prime broker, in accordance with and subject to the terms and conditions of this Agreement.

o "Master Agreement" means any form of agreement or general terms and conditions governing FX Transactions between the parties to such Master Agreement and Collateral, including, without limitation, a master NDF agreement related to terms and conditions for non-deliverable FX Transactions in specified currencies and any applicable master cross-entity margining and netting agreement.

o "Net Daily Settlement Amount" means, with respect to Give-Up Transactions executed by Advisor on behalf of Customer with an Executing Dealer, and for any settlement date, the sum of the Dollar Value for each currency for which the aggregate Dollar Value would result in a net amount owed to Morgan Stanley by such Executing Dealer with respect to such Give -Up Transactions.

o "Net Open Position" means, with respect to Give-Up Transactions executed by Advisor on behalf of Customer with an Executing Dealer, the aggregate amount owed by such Executing Dealer to Morgan Stanley calculated as follows: (i) for each such Give-Up Transaction, determine the Dollar Value for each currency (including U.S. dollars) owed by such Executing Dealer to Morgan Stanley or owed by Morgan Stanley to such Executing Dealer under each Give-Up Transaction; (ii) for each currency (including U.S. Dollars), determine the net Dollar Value amount owed by such Executing Dealer to Morgan Stanley or owed by Morgan Stanley to such Executing Dealer by summing the Dollar Value of all long and short positions in such currency as determined in clause (i) above; and (iii) aggregate the Dollar Value amount determined pursuant to clause (ii) above for each currency with respect to which such Executing Dealer owes a net aggregate amount to Morgan Stanley.

2. MORGAN STANLEY AS PRIME BROKER. In connection with any FX Transactions where Morgan Stanley acts as prime broker for the Customer:

(a) Advisor on behalf of Customer may execute Give-Up Transactions only with Executing Dealers that have been approved by Morgan Stanley, at its discretion, for the execution of Give-Up Transactions with Customer and that have entered into a Give-Up Agreement, a Give-Up Notice with respect to Customer, and a Master Agreement with Morgan Stanley, and provided that Customer has posted a sufficient minimum amount of Collateral pursuant to the terms of the Master Agreement between Morgan Stanley and Customer prior to the execution of any Give-Up Transaction with any Executing Dealer. Advisor on behalf of Customer shall not be permitted to execute Give-Up Transactions with more than fifteen Executing Dealers at any given time. Morgan Stanley may terminate its approval of any Executing Dealer at any time and in its sole discretion, provided that Morgan Stanley promptly notifies Customer and Advisor of any such determination to terminate approval. Such termination shall be effective with respect to any FX Transactions executed by Customer with such Executing Dealer after the giving of such notice.

(b) Customer understands that Morgan Stanley will only accept Give-Up Transactions executed by Advisor on behalf of Customer with an Executing Dealer that are within the limitations and parameters set forth in the corresponding Give-Up Notice (a copy of which shall be provided to Customer and Advisor by Morgan Stanley) to the Give-Up Agreement for such Customer with such Executing Dealer and provided that Customer has posted with Morgan Stanley a sufficient amount of Collateral, to be determined in Morgan Stanley's reasonable discretion based on market indicia, to cover the initial exposure for Customer FX Transactions related to such Give-Up Transactions. If Advisor on behalf of Customer executes a Give-Up Transaction with an Executing Dealer that exceeds the limitations set forth in the applicable Give-Up Notice, Morgan Stanley shall have the right to reject such transaction; provided, however, that Morgan Stanley reserves the right, in its sole discretion, to accept any Give-Up Transactions that exceed the prescribed limitations, to accept and assign such Give-Up Transaction to a third party, to close-out and liquidate outstanding Customer FX Transactions and other FX Transactions entered into with Customer, and/or to request that Customer provide additional Collateral to Morgan Stanley in connection with such Give-Up Transaction. If Morgan Stanley rejects a Give-Up Transaction executed by Advisor on behalf of Customer with an Executing Dealer, Customer acknowledges and agrees that Morgan Stanley shall have no liability, whether in contract, tort or otherwise, to Customer or Advisor or the Executing Dealer with respect to such Give-Up Transaction, and that such rejected transaction shall be for the sole account and risk of Customer and subject to the terms and conditions of the Master Agreement (if any) between Customer and such Executing Dealer.

(c) Subject to the terms and conditions set forth herein, Morgan Stanley agrees to enter into a Customer FX Transaction with Advisor on behalf of Customer to offset each applicable Give-Up Transaction executed by Advisor on behalf of Customer with an Executing Dealer, provided that Morgan Stanley does not reject such Give-Up Transaction and Customer has posted any upfront Collateral as may be requested by Morgan Stanley in its sole discretion with respect to such Customer FX Transaction. The terms of each such Customer FX Transaction shall be identical to the corresponding Give-Up Transaction. Without limitation of the foregoing, Morgan Stanley may exercise any and all rights and remedies afforded to it under the applicable Master Agreement in connection with any Customer FX Transaction, including but not limited to, the right to liquidate any such Customer FX Transaction in accordance with and pursuant to the terms and conditions of the Master Agreement between Customer and Morgan Stanley. In addition, any Customer FX Transactions shall be subject to the provisions of such Master Agreement regarding Customer's obligation to deposit and maintain Collateral. Any Collateral delivered to Morgan Stanley by Customer in connection with Customer FX Transactions shall be subject in all respects to the terms and conditions of such Master Agreement, and Morgan Stanley shall be entitled to exercise any and all rights and remedies afforded to it under such Master Agreement with respect to such Collateral. In the event of a conflict between this Agreement and such Master Agreement with respect to any Customer FX Transaction, the terms of this Agreement will control.

(d) Advisor on behalf of Customer shall provide Morgan Stanley with written notice of the details of each Give-Up Transaction promptly upon executing such Give-Up Transaction (the "Trade Details"). Such notification may be made by Advisor either by (i) transmitting such Trade Details directly in written form to Morgan Stanley or (ii) affirming the Trade Details transmitted by Morgan Stanley to Advisor on behalf of Customer, in each case, through Morgan Stanley's electronic or web-based proprietary systems or services. In the event that Advisor fails to provide such written notice to Morgan Stanley on a timely basis, Morgan Stanley shall have the right, in its sole discretion, to reject such Give-Up Transaction or to execute the corresponding Customer FX Transactions in accordance with the terms submitted to Morgan Stanley by the relevant Executing Dealer; provided, however, that Morgan Stanley shall use reasonable efforts to notify Advisor of missing Trade Details.

(e) In the event that Advisor on behalf of Customer notifies Morgan Stanley of the Trade Details of any Give-Up Transaction in accordance with subparagraph (d) above but the terms set forth in such notice differ from the Trade Details of the Give-Up Transaction reflected in the notice submitted to Morgan Stanley by the applicable Executing Dealer, Morgan Stanley shall have the right, in its discretion, to reject such Give-Up Transaction or, notwithstanding anything herein to the contrary, to delay acceptance of such Give-Up Transaction unless and until the discrepancies between the notices submitted by Advisor and the Executing Dealer are reconciled. Advisor understands that it shall be responsible for resolving discrepancies in Trade Details with respect to any Give-Up Transaction and that Morgan Stanley's acceptance of any Give-Up Transaction is conditional on the satisfactory resolution of such discrepancies between Advisor and the relevant Executing Dealer. Customer acknowledges and agrees that Morgan Stanley shall have no liability, whether in contract, tort or otherwise, to Customer or the Executing Dealer with respect to any delays in accepting a Give-Up Transaction if such delays result from discrepancies in Trade Details, unless arising from or related to Morgan Stanley's negligence or misconduct.

(f) Advisor on behalf of Customer agrees promptly to either (i) execute and return hard-copy Confirmations provided by Morgan Stanley to Customer with respect to a Customer FX Transaction, or (ii) to electronically affirm Confirmations transmitted to Customer through Morgan Stanley's electronic or web-based proprietary systems or services. Confirmations shall be conclusive and binding if not objected to in writing within three days after transmittal by Morgan Stanley to Customer. For purposes hereof, "Confirmation" shall have the meaning ascribed to it in the Master Agreement entered into between Customer and Morgan Stanley and may be included within or as part of the Trade Details of the Give-Up Transaction that Morgan Stanley provides to Customer electronically through its web-based proprietary systems or services. In the event of any inconsistency with respect to the terms contained in any Confirmation provided by Morgan Stanley for a Customer FX Transaction that is a Non-Deliverable FX Transaction and the Trade Details of the corresponding accepted Give-Up Transaction provided by the relevant Executing Dealer, the terms of the Trade Details of the Give-Up Transaction shall prevail.

(g) Customer acknowledges that, notwithstanding the foregoing, Morgan Stanley shall be under no obligation whatsoever to accept Give-Up Transactions executed by Advisor on behalf of Customer with Executing Dealers and to enter into offsetting Customer FX Transactions with Customer, except in accordance with the terms of this Section 2 and Section 3. Customer further acknowledges that Morgan Stanley shall settle each Customer FX Transaction on the same terms as the corresponding accepted Give-Up Transaction between Morgan Stanley and the relevant Executing Dealer and that any waiting periods, exercise of terms or exotic features, market or other disruption events, interpretations, market practices, disputes or other events that modify or otherwise impact the terms of settlement of an accepted Give-Up Transaction shall equally modify or otherwise impact the terms of settlement of the corresponding Customer FX Transaction. Customer agrees that Morgan Stanley shall have no liability, whether in contract, tort or otherwise, to Customer for any losses attributable to the foregoing risks associated with the interdependency between Customer FX Transactions and corresponding accepted Give-Up Transactions. For the avoidance of doubt, the only risk that Morgan Stanley hereby agrees to assume with respect to Customer FX Transactions and accepted Give-Up Transactions is credit risk; Customer hereby agrees to assume all other risks associated with Give-Up Transactions, which risks Customer agrees Morgan Stanley shall pass through to Customer.

3. LIMITS. Morgan Stanley, from time to time and in its sole discretion, will establish the maximum permissible Net Open Position and the Net Daily Settlement Amount that may exist as of any given time with respect to the aggregate of all Customer FX Transactions with each Executing Dealer that are outstanding as of such time and will notify Advisor of such limits as soon as reasonably practicable. In the event that Advisor on behalf of Customer enters into a Give-Up Transaction that would, if the corresponding Customer FX Transaction were executed, cause any of such limits to be exceeded, Morgan Stanley shall have the right, in its sole discretion, to (i) accept such Give-Up Transaction or reject such Give-Up Transaction (in which latter case, no Customer FX Transaction shall be established); (ii) accept the corresponding Customer FX Transaction subject to Customer's prior deposit of additional Collateral with Morgan Stanley, in a form and amount specified by Morgan Stanley in its reasonable discretion based on market indicia. Morgan Stanley may at any time and in its sole discretion amend the Give-Up Notice governing the limits and other parameters with which Advisor on behalf of Customer may execute Give-Up Transactions with any Executing Dealer by notifying Customer and Advisor as soon as reasonably practicable. Any amendments to a Give-Up Notice with an Executing Dealer, copies of which shall be provided to Customer by Morgan Stanley, may serve to terminate Advisor on behalf of Customer's ability to execute Give-Up Transactions with such Executing Dealer or reduce the volume of Give-Up Transactions permissible under such Give-Up Notice to zero. Amendments to the Give-Up Notice shall be effective after the giving of such notice by Morgan Stanley with respect to Give-Up Transactions executed subsequent to such notice.

4. FEES AND OTHER CHARGES. Customer agrees to pay to Morgan Stanley as compensation for Morgan Stanley acting as prime broker hereunder, as of the end of each calendar month during the term of this Agreement, the fees specified in Annex A hereto. Morgan Stanley may modify the terms of Annex A at any time and from time to time, and such modified terms shall be applicable to all Give-Up Transactions executed after the date of such modification, provided that, Morgan Stanley provides Customer with notice of such modification. Fees due to Morgan Stanley hereunder shall be paid to the account specified by Morgan Stanley within 30 days of Customer's receipt of an invoice from Morgan Stanley identifying the fees due for the preceding month.

5. REPRESENTATIONS AND WARRANTIES. Customer represents and warrants that (a) it has full power and authority to execute this Agreement and the persons executing this Agreement have been duly authorized to do so; (b) this Agreement is binding upon it and enforceable against it in accordance with its terms (subject to applicable bankruptcy, reorganization, insolvency, moratorium or similar laws affecting creditors' rights generally and subject, as to enforceability, to equitable principals of general application (regardless of whether enforcement is sought in a proceeding in equity or at law)) and does not and will not violate the terms of any agreements to which Advisor on behalf of Customer is bound; (c) it understands and is prepared to accept all of the risks of executing Give-Up Transactions with the Executing Dealers, (d) it is solely responsible for the selection of the Executing Dealers and Morgan Stanley has no responsibility therefor; (e) Morgan Stanley has no responsibility or liability for any acts or omissions of the Executing Dealers or for any other matters related to the execution of Give-Up Transactions; and (f) Morgan Stanley is not acting as a fiduciary of, or an advisor to, Customer in connection with any Give-Up Transactions, and does not perform any analysis or make any judgment on any matters pertaining to the suitability of any order or offer any opinion, judgment or other type of information pertaining to the nature, value, potential or suitability of any particular Give-Up Transaction or Customer FX Transaction.

6. TERMINATION. This Agreement shall remain in full force and effect unless and until terminated by either party upon 30 days' prior written notice to the other party, provided, however, that the terms and conditions of this Agreement shall remain in effect and applicable with respect to any Give-Up Transaction and Customer FX Transactions executed prior to the effective date of termination and, provided further, that Sections 7 and 8 of this Agreement shall remain in full force and effect and survive any termination of this Agreement.

7. LIMITATION OF LIABILITY. Morgan Stanley shall not be liable in connection with the execution, processing or other actions taken in connection with Give-Up Transactions or Customer FX Transactions, except in the event of negligence or misconduct on Morgan Stanley's part.

8. INDEMNIFICATION. In consideration of Morgan Stanley's acting as prime broker for Customer, Customer agrees to indemnify and hold Morgan Stanley harmless from and against any and all losses, claims, damages and liabilities in connection with the execution of Give-Up Transactions and Customer FX Transactions, or in connection with Morgan Stanley acting or declining to act as prime broker, except for actions taken or omitted to be taken by Morgan Stanley which are a result of, or constitute, misconduct or negligence. Customer also agrees that Morgan Stanley shall have no responsibility for Customer's or Advisor's compliance with any law or regulation and that Morgan Stanley shall not be liable for delays in the transmission of orders or instructions due to the breakdown or failure of transmission or communication facilities or any other cause beyond Morgan Stanley's control, including any mistake, error, negligence or misconduct of any Executing Dealer or clearing or nostro bank or agent or their respective officers, directors, employees or agents.

9. NOTICES. All notices required or permitted to be given hereunder shall be provided to the addresses and in the manner specified in the Master Agreement.

10. SUCCESSORS AND ASSIGNS. The provisions of this Agreement shall be binding upon and inure to the benefit of any successors or permitted assignees of the parties, provided that Customer may not assign its rights or obligations under this Agreement without the express written consent of Morgan Stanley.

11. MISCELLANEOUS. (a) In the event any one or more of the provisions contained in this Agreement is held invalid, illegal, or unenforceable in any respect under the law of any jurisdiction, the validity, legality, and enforceability of the remaining provisions under the law of such jurisdiction, and the validity, legality, and enforceability of such and any other provisions under the law of any other jurisdiction, shall not in any way be affected or impaired thereby. The headings used in this Agreement are for convenience of reference only and are not to affect the construction of or to be taken into consideration in interpreting this Agreement.

(b) No indulgence or concession granted by a party and no omission or delay on the part of a party in exercising any right, power, or privilege under this Agreement shall operate as a waiver thereof, nor shall any single or partial exercise of any such right, power, or privilege preclude any other or further exercise thereof or the exercise of any other right, power, or privilege.

(c) This Agreement shall be governed by, and construed in accordance with, the laws of the State of New York without giving effect to conflict of laws provisions. With respect to any suit, action or other proceedings ("Proceedings") related to this Agreement, each party irrevocably (i) submits to the exclusive jurisdiction of the courts of the State of New York and the United States District Court located in the Borough of Manhattan in New York City and
(ii) waives any objection which it may have at any time to the laying of venue of any Proceedings brought in any such court, waives any claim that such Proceedings have been brought in an inconvenient forum and further waives the right to object, with respect to such Proceedings, that such court does not have jurisdiction over such party.

(d) Each party hereby irrevocably waives any and all right to trial by jury in any Proceedings.

(e) This Agreement (and each amendment, modification and waiver in respect of it) may be executed and delivered in counterparts, each of which will be deemed an original.

IN WITNESS WHEREOF, the parties hereto have caused this Agreement to be signed by their respective officers thereunto duly executed as of the date first written above.


                             MORGAN STANLEY & CO. INCORPORATED


                             By:         /s/ Yann Lalande
                                      ---------------------------
                                      Name:  Yann Lalande
                                      Title: Authorized Signatory


                             DEMETER MANAGEMENT CORPORATION,

                             as general partner and/or trading manager for each entity listed in Annex B attached hereto (severally, and not jointly, each a "Customer")


                             By:         /s/ Walter Davis
                                      ---------------------------
                                      Name:  Walter Davis
                                      Title: President

                                                                         Annex A

                                  Fee Schedule
                                  ------------

In connection with Morgan Stanley's services as prime broker under the terms of this Agreement, the following fees shall be payable by Customer:

      Spot: Each Customer (as applicable), hereby agrees to pay Morgan Stanley a servicing fee in the amount of USD 8.00 per each USD 1 million (or its equivalent) in notional amount of Give-In Transactions that Advisor enters into on behalf of the Accounts for the first USD 2 billion in a calendar month. The fee in the amount of USD 8.00 per each USD 1 million shall be reduced to USD 6.00 per each USD 1 million if the business exceeds USD 2 billion in a given calendar month. Provided, however, that such fee shall not be payable for any Customer Transaction that Morgan Stanley rejects or for any foreign exchange transactions that are executed by Advisor on behalf of the Accounts directly with Morgan Stanley and not through any Dealer under the terms of a Give-Up Agreement.

      Deliverable Forwards: Each Customer (as applicable), hereby agrees to pay Morgan Stanley a servicing fee in the amount of USD 8.00 per each USD 1 million (or its equivalent) in notional amount of Give-In Transactions that Advisor enters into on behalf of the Accounts for the first USD 2 billion in a calendar month. The fee in the amount of USD 8.00 per each USD 1 million shall be reduced to USD 6.00 per each USD 1 million if the business exceeds USD 2 billion in a given calendar month. Provided, however, that such fee shall not be payable for any Customer Transaction that Morgan Stanley rejects or for any foreign exchange transactions that are executed by Advisor on behalf of the Accounts directly with Morgan Stanley and not through any Dealer under the terms of a Give-Up Agreement.

      NDFs: Each Customer (as applicable), hereby agrees to pay Morgan Stanley a servicing fee in the amount of USD 8.00 per each USD 1 million (or its equivalent) in notional amount of Give-In Transactions that Advisor enters into on behalf of the Accounts for the first USD 2 billion in a calendar month. The fee in the amount of USD 8.00 per each USD 1 million shall be reduced to USD 6.00 per each USD 1 million if the business exceeds USD 2 billion in a given calendar month. Provided, however, that such fee shall not be payable for any Customer Transaction that Morgan Stanley rejects or for any foreign exchange transactions that are executed by Advisor on behalf of the Accounts directly with Morgan Stanley and not through any Dealer under the terms of a Give-Up Agreement.

All fees shall be payable on a per Customer basis and shall be subject to the provisions set forth in Section 4 of the Agreement. The fees for notional amounts that are less than USD $1 million (or the Dollar Value of its equivalent) shall be pro-rated.

                                                                         Annex B

                                    Customers
                                    ---------

Morgan Stanley Spectrum Currency L.P., managed by DKR Fusion Management L.P. (its Advisor)